Exhibit 3.14

THE COMMONWEALTH OF MASSACHUSETTS

ARTICLES OF ORGANIZATION

(Under G.L. CH. 156B)

Incorporators

NAME	POST OFFICE ADDRESS
James P. McAlear	10 Post Office Sq. Boston, Mass. 02109

William T. Doyle, Jr.	10 Post Office Sq. Boston, Mass. 02109

Bonita C. Tieuli	10 Post Office Sq. Boston, Mass. 02109

The above-named incorporators do hereby associate themselves with the intention of forming a corporation under the provisions of General Laws, Chapter 156B and hereby state:

1.             The name by which the corporation shall be known is: PERINI INTERNATIONAL CORPORATION

2.             The purposes for which the corporation is formed are as follows:

To carry on within or without the United States of America the following businesses: A general contracting and construction business including any and all engineering and design; to carry on a general mining business; to carry on a general business with respect to oil, gas and other natural resources; to carry on a general real estate development and operations business; to carry on a general business of manufacturing or otherwise producing, acquiring, preparing for market, buying and selling, dealing in and with and disposing of any and all kinds of construction equipment, materials and supplies and any and all products and by-products thereof, any and all ingredients, supplies and items in any stage of production, used or useful in combination with, in substitution for or otherwise in connection with or of which any one or more such products, by-products, ingredients, supplies or items form, or are suitable to form, a component part and all related machinery appliances, apparatus and tools; to become a partner with others in any business authorized herein; to acquire, hold, use and dispose of property of whatever kind and wherever situated, and rights and interests therein, including going enterprises and the acquistion of interests in and obligations of other concerns (wherever and however organized) or of individuals, and while the owner thereof to exercise all the rights, powers and privileges of ownership in the same manner and to the same extent that an individual might; to discover, invent or acquire rights and interests in inventions, designs, patents, patent rights and licenses, trademarks, trade names, copyrights and trade secrets in any field, whether or not cognate to any other activity of the corporation and to hold, use, sell, license the use of or otherwise utilize, deal in or dispose of the same; to lend money, credit or security to, to guarantee or assume obligations of and to aid in any other manner other concerns (wherever and however organized) or individuals, any obligation of which or any interest in which is held by this corporation or in the affairs or prosperity of which this corporation has a lawful interest, and to do all acts and things designed to protect, improve or enhance the value of any such obligation or interest; to join with others in any enterprise conducive to the success of the corporation, in such manner and on such terms and conditions as may be agreed upon; and in general, whether as principal or as agent or contractor for others and in any manner, to do every act and thing and to carry on any and all businesses and activities in any way connected with any of the foregoing which may lawfully be done or carried on by business corporations wherever such one or more businesses or activities may be so done and to exercise all the powers conferred by the laws of The Commonwealth of Massachusetts upon business corporations, provided, however, that the corporation is not organized for any purpose which prevents the provisions of Chapter 156 B of the General Laws of said Commonwealth and acts in amendment thereof and in addition thereto, from being applicable to it.

3.             The total number of shares and the par value, if any, of each class of stock which the corporation is authorized is as follows:  10,000 shares of common stock without par value.

4.             If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established: None

5.             The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows: None

6.             Other lawful provisions for the conduct and  regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders are as follows:

6.1.          The directors may make, amend or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law or the by-laws requires action by the stockholders.

6.2.          Meetings of the stockholders may be held anywhere in the United States.

6.3.          Except as specifically authorized by statute, no stockholder shall have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interest of the corporation, and a vote of the board of directors refusing permission to make such examination and setting forth that in the opinion of the board of directors such examination would be adverse to the interests of the corporation shall be prima facie evidence that such examination would be adverse to the interests of the corporation. Every such examination shall be subject to such reasonable regulations as the board of directors may establish in regard thereto.

6.4.          The board of directors may specify the manner in which the accounts of the corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends.

6.5.          The corporation may purchase or otherwise acquire, hold, sell or otherwise dispose of shares of its own capital stock, and such purchase or holding shall not be deemed a reduction of its capital stock.. The corporation may reduce its capital stock in any manner authorized by law. Such reduction may be effected by the cancellation and retirement of any shares of its capital stock held by it. Upon any reduction of capital or capital stock, no stockholder shall have any right to demand any distribution from the corporation, except as and to the extent that the stockholders shall so have provided at the time of authorizing such reduction.

6.6.          Each director and officer of the corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account of the corporation, reports made to the corporation by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the directors, or upon other records of the corporation.

6.7.          The directors shall have the power to fix from time to time their compensation.

6.8.          The corporation may enter into contracts and otherwise transact business as vendor, purchaser or otherwise with its directors, officers and stockholders and with corporations, joint stock companies, trusts, firms and associations in which they are or may be or become interested as directors, officers, shareholders, members, trustees, beneficiaries or otherwise as freely as though such adverse interest did not exist even though the vote, action or presence of such director, officer or stockholder may be necessary to obligate the corporation upon such contract or transaction; and no such contract or transaction shall be avoided and no such director, officer or stockholder shall be held liable to account to the corporation or to any creditor or stockholder of the corporation for any profit or benefit realized by him through any such contract or transaction by reason of such adverse interest nor by reason of any fiduciary relationship of such director, officer or stockholder to the corporation arising out of such office or stock ownership; provided (in the case of directors and officers but not in the case of any stockholder who is not a director or officer of the corporation) the nature of the interest of such director or officer, though not necessarily the details or extent thereof, be known by or disclosed to the directors. Ownership or beneficial interest in a minority of the stock or securities of another corporation, joint stock company, trust, firm or association shall not be deemed to constitute an interest adverse to this corporation in such other corporation, joint stock company, trust, firm or association and need not be disclosed. A general notice that a director or officer of the corporation is interested in any corporation, joint stock company, trust, firm or association shall be a sufficient disclosure as to such director or officer with respect to all contracts and. transactions with that corporation, joint stock company, trust, firm or association. In any event the authorizing or ratifying vote of a majority of the capital stock of the corporation outstanding and entitled to vote passed at a meeting duly called and held for the purpose shall validate any such contract or transaction as against all stockholders of the corporation, whether of record or not at the time of such vote, and as against all creditors and other claimants, under the corporation, and no contract or transaction shall be avoided by reason of any provision of this paragraph which would be valid but for these provisions.

6.9. The terms and conditions upon which a sale or exchange of all the property and assets, including the good will of the corporation, or any part thereof, is voted may include the payment therefor in whole or in part in shares, notes, bonds or other certificates of interest or indebtedness of any voluntary association trust, joint stock company or corporation. Such vote or a subsequent vote may in the event of or in contemplation of proceedings for the dissolution of the corporation also provide, subject to the rights of creditors and preferred stockholders, for the distribution pro rata among the stockholders of the corporation, of the proceeds of any such sale or exchange, whether such proceeds be in cash or in securities as aforesaid (at values to be determined by the board of directors).

7.             By-laws of the corporation have been duly adopted and the initial directors, president, treasurer and clerk, whose names are set out below, have been duly elected.

8.             The effective date of organization of the corporation shall be the date of filing with the Secretary of the Commonwealth or if later date is desired, specify date, (not more than 30 days after date of filing.)

9.             The following information shall not for any purpose be treated as a permanent part of the

Articles of Organization of the corporation.

a.             The post office address of the initial principal office of the corporation in Massachusetts is:

73 Mt. Wayte Avenue

Framingham, Mass.  01701

b.             The name, residence, and post office address of each of the initial directors and following officers of the corporation are as follows:

NAME	RESIDENCE POST OFFICE ADDRESS

Chairman of the Board and President: David B. Perini	8 Sherbrooke Dr., Dover, MA 02030

Vice Pres.: Albert J. Perini	53 Moncada Way, San Rafael, CA 94901

Treasurer: Thomas A. Steele, III	597 Depot Rd., Boxborough, MA 01719

Clerk/Secretary: John M. Bolis	649 Wellesley St., Weston, MA 02193

Assistant Secretary: Charles J. Patterson	34 Little Tree Lane, Framingham, MA 01701

Treasurer: Thomas A Steele III	597 Depot Rd., Boxborough, MA 01719

Assistant Treasurer: Barry R. Blake	31 Pequot Rd. Wayland, MA 01778

Directors:

NAME	RESIDENCE POST OFFICE ADDRESS

David B. Perini	8 Sherbrooke Dr., Dover, MA 02030

Albert J. Perini	53 Moncada Way, San Rafael, CA 94901

Thomas A. Steele, III	597 Depot Rd., Boxborough, MA 01719

c.             The date initially adopted on which the corporation’s fiscal year ends is: December 31

d.             The date initially fixed in the by-laws for the annual meeting of stockholders of the corporation is:  3rd Tuesday in May

e.             The name and business address of the resident agent, if any, of the corporation is:

C T CORPORATION SYSTEM

10 Post Office Square

Boston, Massachusetts 02109

IN WITNESS WHEREOF and under the penalties of perjury the above-named incorporators sign these Articles of Organization this 4th day of September, 1975.

/s/ James P. McAlear

/s/ William T. Doyle, Jr.

/s/ Bonita C. Tieuli